Flexible Solutions International, Inc.
              Notice of Internet Availability of Proxy Materials


      Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December 28, 2009.

     1. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

     2. The Proxy Statement, Information Statement, Annual Report to Shareholders is available at www.flexiblesolutions.com/investor/proxy.shtml

     3. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before December 1, 2009 to facilitate timely delivery.

      The 2009 annual meeting of the Company's shareholders will be held at the Company's offices located at 615 Discovery St., Victoria, BC V8T 5G4 on December 28, 2009, at 6:30 p.m., for the following purposes:

     (1) to elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

     (2) to ratify an option granted to John Bientjes which allows Mr. Bientjes to purchase 5,000 shares of the Company's common stock at a price of $2.25 per share at any time after December 31, 2009 and on or before January 1, 2014;

     (3) to ratify an option granted to Dale Friend which allows Mr. Friend to purchase 5,000 shares of the Company's common stock at a price of $2.25 per share at any time after December 31, 2009 and on or before January 1, 2014;

     (4) to ratify an option granted to Eric Hodges which allows Mr. Hodges to purchase 5,000 shares of the Company's common stock at a price of $2.25 per share at any time after December 31, 2009 and on or before January 1, 2014;

     (5) to ratify appointment of Cinnamon Jang Willoughby & Company as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009;

    to transact such other business as may properly come before the meeting.

     The Board of Directors recommends that shareholders vote FOR all directors and all proposals listed on the Notice of Annual Meeting of Shareholders.

     November 12, 2009 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders may cast one vote for each share held.

    Shareholders may access the following documents at www.flexiblesolutions.com/investor/proxy.hstml:

     o    Notice of the 2009 Annual Meeting of Shareholders
     o    Company's 2009 Proxy Statement;
     o Company's Annual Report on form 10-K for the year ended December 31, 2008;
     o    Proxy Card

      Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling 1-800-661-3560, by emailing the Company at www.flexiblesolutions.com/investor/proxy.shtml, or by visiting www.flexiblesolutions.com/investor/proxy.shtml and indicating if you want a paper copy of the proxy materials and proxy card:

     o    for this meeting only, or
     o    for this meeting and all other meetings.

      If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on November 12, 2009, you can, if desired, attend the Annual Meeting and vote in person. Shareholders can obtain directions to the 2009 annual shareholders' meeting at www.flexiblesolutions.com/investor/proxy.shtml.

     Please visit www.flexiblesolutions.com to print and fill out the Proxy Card. Complete and sign the proxy card and mail the Proxy Card to:

                     Flexible Solutions International, Inc.
                              615 Discovery Street
                           Victoria, British Columbia,
                                 Canada V8T 5G4